EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cassco Ice and Cold Storage, Inc.:

      We consent to incorporation by reference in the registration statement on Form S-4 of Packaged Ice, Inc. for our report dated July 24, 1998, with respect to the balance sheets of Cassco Ice and Cold Storage, Inc. as of June 27, 1998 and June 28, 1997 and the related statements of earnings, shareholder's equity, and cash flows for the years then ended, which report appears in the Form 8-K of Packaged Ice, Inc., dated August 14, 1998, and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP

Richmond, Virginia
April 14, 1999